Exhibit 99.1

Aug. 10, 2006

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Second Quarter Results

•	Revolving line of credit increased and term extended through 2009

•	Results impacted by aluminum price caps

BALTIMORE, Md. — Shipments of Wise Metals Group’s aluminum beverage can stock, other rolled aluminum products and scrap in the second quarter of 2006 totaled 207.4 million pounds compared to 199.4 million for the same period in 2005, an increase of 4 percent. Shipments of scrap at Wise Recycling increased 10 percent in the second quarter of 2006 versus the second quarter of 2005 while shipments of commercial products, or common alloy, increased 36 percent. These increases were offset by a 1-percent decrease in can sheet shipment volumes which have been reduced as a result of contractual renegotiations to improve pricing. For the six months ended June 30, 2006, shipments totaled 377.3 million pounds, compared to 395.9 million pounds for the same period in 2005, a 5-percent decrease.

Sales increased by approximately 23 percent to $283.3 million for the three months ended June 30, 2006, and have increased 10 percent to $499.5 million for the six months ended June 30, 2006, compared to year-ago figures.

Net loss for the second quarter of 2006 was $16.5 million, which includes a $3.5 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). This compares to a net income of $5.5 million in the second quarter of 2005, which includes a $4.9 million favorable impact for FAS 133.

After adjusting for FAS 133, net loss for the second quarter of 2006 was $13.0 million, compared to a net income of $0.6 million in the second quarter of 2005, adjusting for similar items. The difference of approximately $13.6 million includes the effects of aluminum price caps, increased interest expense of $2.2 million and increased natural gas prices impacting the quarter by $1.9 million.

Earnings before interest and fees, taxes, depreciation and amortization (EBITDA) adjusted for the effects of FAS 133 and LIFO (Adjusted EBITDA) for the quarter was ($1.5) million compared to $10.1 million for the second quarter of 2005.

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Conversion margin, which is defined as conversion revenue (sales less metal costs less the effect of LIFO) less conversion cost (cost of sales less metal costs) decreased from $9.9 million in the second quarter of 2005 to ($1.7) million for the same period in 2006. Higher prices implemented on April 1, 2006 and the results of productivity improvements and other cost savings measures were more than offset by the effect of aluminum price caps.

On June 12, 2006, Wise Metals Group LLC completed an amendment to its revolving line of credit resulting in a $20 million increase to the facility from $180 million to $200 million. Furthermore, on Aug. 4, 2006, the facility was further increased to $207.5 million and extended one year to May 5, 2009. These additional funds are immediately available to the company, subject to customary borrowing base calculations.

“Second quarter results clearly demonstrate the significant effects that metal price caps have on our industry,” said Chairman and Chief Executive Officer David F. D’Addario. “This only underscores the critical nature of the efforts that we began nearly two years ago to set the course for a transformation of this industry standard.”

Metal price caps or ceilings have been an industry standard in the aluminum can industry and set a maximum price for the aluminum component that is passed through to customers through the industry chain. The price ceiling suppressed the sales price and resulting revenue for the second quarter by an approximate $19.7 million and is expected to have a similar but reduced impact in the third quarter due to lower volumes.

“The ceiling impact for the quarter is mitigated somewhat by the effect of price increases that were negotiated back in 2005 and began taking effect January 1 of this year,” said Chief Financial Officer Ken Stastny. “Further price increases set to take effect on October 1 and again on January 1, 2007, are expected to offset what may otherwise be a larger impact from the price ceilings in the fourth quarter.”

The price paid for natural gas in the three months ended June 30, 2006 averaged $8.95 per mmBTU while the average for the same period in 2005 was $7.08 reflecting an increase of 27%. This increase impacted the quarter by approximately $1.9 million versus the same period in 2005.

“Despite challenging conditions from energy and the effect of the aluminum price caps, we continue to execute on our cost cutting and productivity efforts while expanding our capabilities to serve the commercial products markets,” according to Executive Vice President Phil Tays, who recently was appointed plant manager of Wise Alloys.

Earlier this year, the company announced a series of promotions. In addition to announcing Tays as plant manager, Sam Glasscock was promoted to executive vice president financial operations, Ken Stastny was promoted to chief financial officer and Mike Sheridan was promoted to treasurer. Danny Mendelson was also named to the newly created position of executive vice president and chief strategic officer.

A full listing of these management changes is included in the company’s press release dated June 23, 2006 and is available at www.wisemetals.com.

“We are excited about the ongoing prospects of this business and have placed all efforts to plan for and manage through a difficult transition year,” added D’Addario. “With these management changes we are now eagerly setting the positive direction for our company heading into 2007 and beyond.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30		Six months ended June 30
Amounts in thousands	2006	2005	2006	2005
Sales	$283,254	$231,154	$499,530	$452,715
Cost of sales	284,908	221,215	492,302	436,676

Gross (deficit) margin	(1,654)	9,939	7,228	16,039

Operating expenses:
Selling, general, and administrative	2,906	3,122	5,879	5,818

Operating (loss) income	(4,560)	6,817	1,349	10,221

Other income (expense):
Interest expense and fees, net	(8,444)	(6,249)	(15,564)	(12,268)
Unrealized (loss) gain on derivative instruments	(3,456)	4,923	1,255	1,304

Net (loss) income	$(16,460)	$5,491	$(12,960)	$(743)

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Wise Metals Group LLC

Consolidated Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,999	$6,456
Restricted cash	3,159	250
Accounts receivable, less allowance	81,453	73,326
Inventories	194,116	142,151
Other current assets	24,225	24,562

Total current assets	305,952	246,745

Non-current assets:
Property and equipment, net	86,829	86,557
Other assets	9,591	8,492
Goodwill	283	283

Total non-current assets	96,703	95,332

Total assets	$402,655	$342,077

Liabilities and members’ deficit:
Current liabilities:
Accounts payable	$81,894	$54,493
Current portion of long-term debt	1,498	1,477
Borrowings under revolving credit facility	181,052	137,730
Accrued expenses, payroll and other	21,556	18,247

Total current liabilities	286,000	211,947

Non-current liabilities:
Term loans, less current portion	1,392	826
Senior secured notes	150,000	150,000
Other liabilities	13,512	14,593

Total non-current liabilities	164,904	165,419

Members’ deficit	(48,249)	(35,289)

Total liabilities and members’ deficit	$402,655	$342,077

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Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2006	2005
Cash flows from operating activities
Net loss	$(12,960)	$(743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,221	6,610
Amortization of deferred financing fees	778	598
Unrealized gains derivatives	(1,255)	(1,304)
Changes in operating assets and liabilities:
Restricted cash	(2,909)	(998)
Accounts receivable	(8,127)	(29,178)
Inventories	(51,965)	3,413
Other current assets	1,785	(1,106)
Accounts payable	27,401	7,565
Accrued expenses, payroll and other	158	(675)

Net cash used in operating activities	(40,873)	(15,818)

Cash flows from investing activities
Purchase of equipment	(6,493)	(7,496)

Net cash used in investing activities	(6,493)	(7,496)

Cash flows from financing activities
Net issuance of short-term borrowings	43,343	17,347
Issuance (payments) on long-term obligations	566	(110)
Purchase of members’ equity	—	(906)

Net cash provided by financing activities	43,909	16,331

Net decrease in cash and cash equivalents	(3,457)	(6,983)
Cash and cash equivalents at beginning of period	6,456	7,669

Cash and cash equivalents at end of period	$2,999	$686

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. In addition, the Company uses conversion margin to measure performance of the Company. Conversion margin is determined as conversion revenue (sales less metal costs and the effect of LIFO) less conversion costs (cost of sales less metal costs). The following table reconciles sales and cost of sales to conversion revenue, conversion costs and conversion margin.

Wise Metals Group LLC

Conversion Margin

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Sales	$283,254	$231,154	$499,560	$452,715
Less:
Metal costs	(215,784)	(159,090)	(364,459)	(314,648)
LIFO adjustment	—	—	—	—

Conversion revenue	$67,470	$72,064	$135,071	$138,067

Cost of sales	$284,908	$221,215	$492,302	$436,676
Less:
Metal costs	(215,784)	(159,090)	(364,459)	(314,648)

Conversion costs	$69,124	$62,125	$127,843	$122,028

Conversion revenue	$67,470	$72,064	$135,071	$138,067
Conversion costs	(69,124)	(62,125)	(127,843)	(122,028)

Conversion (deficit) margin	$(1,654)	$9,939	$7,228	$16,039

Shipments (000s)	207,407	199,406	377,325	395,945

Conversion (deficit) margin per pound	$(.0080)	$.0498	$.0192	$.0405

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net (loss) income	$(16,460)	$5,493	$(12,958)	$(741)
Interest expense and fees	8,444	6,249	15,564	12,268
Depreciation and amortization	3,107	3,311	6,221	6,610
Unrealized loss (gain) on derivative instruments	3,456	(4,924)	(1,256)	(1,305)

Adjusted EBITDA	$(1,453)	$10,129	$7,571	$16,832

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About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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